Exhibit 99

PRESS RELEASE DATED July 29, 2008

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2008 SECOND QUARTER RESULTS

NEENAH, WISCONSIN, July 29, 2008 – Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.46 per share for the second quarter ended June 30, 2008, at the upper end of management’s guidance. This is compared to $0.47 per share for the same quarter of 2007.  Net sales increased to a record $980.0 million for the second quarter of 2008, a 6.3 percent increase from $921.8 million for the same period of 2007.  Currency benefits contributed 5.3 percent to net sales for the quarter.

“I am pleased to report that Bemis is regaining momentum in key markets where we have been investing in technology and processes,” said Henry Theisen, Bemis Company’s President and Chief Executive Officer.  “Rapidly rising raw material costs and global economic uncertainty have created a challenging operating environment for our industry.  Our business teams are aggressively responding to volatile raw material cost increases while maintaining their dedication to cost management and customer service initiatives.  Prudent management of purchasing, pricing, and customer relationships is key to our success during this period.  While I am confident in our ability to meet these challenges, we are adjusting our total year earnings per share guidance to reflect this uncertain environment.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, which represented about 83 percent of total Bemis net sales during the quarter, reported net sales of $813.9 million in the second quarter, a 7.3 percent increase compared to net sales of $758.3 million for the second quarter of 2007.  Currency related sales growth totaled 4.9 percent.  Segment operating profit for the second quarter of 2008 was $88.9 million, or 10.9 percent of net sales.  Segment operating profit for the second quarter of 2007 was $93.5 million, or 12.3 percent of net sales.  Currency benefits added $2.9 million to operating profit in the second quarter of 2008.  Lower operating profit in 2008 compared to the previous year reflects the impact of the time lag that occurs before higher raw material costs are reflected in increased selling prices.

Commenting on the flexible packaging segment results, Theisen said, “Net sales growth in this business segment was driven by a combination of volume growth in some markets and improved sales mix in other markets.  While this challenging economic climate continues to create volatile business conditions, we are pleased with the strength of our business model and the benefits of our end market diversity.  Solid sales growth in the European region, where we have introduced several new products, is providing positive profit momentum that we expect to be an important contributor going forward.  Lower operating margins reflect the impact of higher raw material costs and inflationary pressures.  In response, we are aggressively adjusting selling prices and maintaining a keen focus on cost management and process improvement.  Prompt response to volatile market conditions will be vital to meeting our flexible packaging business goals for 2008.”

Pressure Sensitive Materials

Net sales from the pressure sensitive materials business segment for the second quarter of 2008 were $166.1 million, a 1.6 percent increase from net sales of $163.5 million in the second quarter of 2007.  Currency related sales growth totaled 7.2 percent.  Segment operating profit for the second quarter of 2008 was $9.1 million, or 5.5 percent of net sales, compared to the second quarter of 2007 when segment operating profit was $10.2 million, or 6.2 percent of net sales.  Currency benefits added $1.2 million to operating profit in the second quarter of 2008.

“Our North American label product business is delivering relatively stable results,” said Theisen. “We continue to experience lower sales volumes for our higher margin technical products sold into markets that are impacted by weakness in the housing and automotive sectors. Our global graphic products are also experiencing generally weak economic conditions and a negative change in sales mix.  Our diligent cost management and attention to excellence in customer service are expected to improve performance in this business segment once the economy begins to strengthen.”

Other Costs (Income), Net

For the second quarter of 2008, other costs and income included $8.8 million of financial income compared to $7.6 million for the second quarter of 2007.

Capital Structure

Total debt to total capitalization was 32.0 percent at June 30, 2008, compared to 32.9 percent at December 31, 2007.   Total debt as of June 30, 2008 was $863.0 million, an increase of $19.7 million from the balance of $843.3 million at December 31, 2007.  Cash flow from operations was $72.4 million in the second quarter of 2008.  Increased working capital levels were driven by rising raw material costs and had a negative effect on cash flow from operations during the second quarter.

2008 Earnings Outlook

Rapidly increasing raw material costs and unpredictable consumer reaction to rising commodity costs will continue to increase pressure on operating profit during the second half of the year.  In spite of this challenging cost environment, management expects third quarter 2008 diluted earnings per share to be in a range of $0.42 to $0.46, reflecting the ongoing benefits of successful cost management and productivity improvement programs.  Management has adjusted total year 2008 guidance to a range of $1.75 to $1.83 per share in light of the current volatile raw material environment and uncertain economic conditions.  The capital expenditures forecast continues to be in the $125 million range for 2008.  Commenting on the outlook for the year, Theisen noted that market conditions remain difficult to predict. “Announcements of substantial raw material cost increases during the second quarter have set the stage for a challenging second half of the year.  At Bemis, we remain diligent in our focus on strengthening our business model, customer relationships, and technological advantage in the industry.  With this solid foundation, we expect to continue to be a dependable supplier to our customers and a valuable investment for our shareholders.”

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns under certain economic conditions, the impact of weather conditions on consumer demand, changes in customer order patterns, the results of competitive bid processes, a failure in our information technology infrastructure or applications, foreign currency fluctuations, increased working capital requirements, and changes in prevailing market interest rates.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form
10-K for the year ended December 31, 2007.

Bemis Company, Inc. will webcast an investor telephone conference regarding its second quarter 2008 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2007 net sales of $3.6 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Headquartered in Neenah, Wisconsin, Bemis employs about 15,700 individuals in 56 manufacturing facilities in 10 countries around the world.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	Jun 30,		Jun 30,
	2008	2007	2008	2007

Net sales	$979,959	$921,820	$1,927,241	$1,830,950

Costs and expenses:
Cost of products sold	807,422	744,907	1,591,735	1,476,886
Selling, general and administrative expenses	88,235	86,493	176,979	171,969
Research and development	6,937	6,475	12,765	12,700
Interest expense	11,105	12,653	20,134	25,143
Other costs (income), net	(9,141)	(8,723)	(18,246)	(13,908)
Minority interest in net income	1,488	1,089	2,828	1,678

Income before income taxes	73,913	78,926	141,046	156,482

Provision for income taxes	27,500	29,400	52,300	58,700

Net income	$46,413	$49,526	$88,746	$97,782

Basic earnings per share of common stock	0.47	0.47	$.89	$.93

Diluted earnings per share of common stock	0.46	0.47	$.88	$.92

Cash dividends paid	0.22	0.21	$.44	$.42

Weighted average common shares outstanding	99,643	104,511	99,880	104,781
Weighted average common shares and common stock equivalents outstanding	100,829	105,593	100,874	106,059

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	June 30	December 31
	2008	2007
ASSETS

Cash and cash equivalents	$171,013	$147,409
Accounts receivable, net	518,135	448,200
Inventories, net	526,868	478,727
Prepaid expenses	72,371	62,607
Total current assets	1,288,387	1,136,943

Property and equipment, net	1,262,716	1,248,456

Goodwill	665,133	642,507
Other intangible assets, net	104,996	103,756
Deferred charges and other assets	59,607	59,734
Total	829,736	805,997

TOTAL ASSETS	$3,380,839	$3,191,396

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$10,856	$1,758
Short-term borrowings	111,706	66,047
Accounts payable	401,169	384,673
Accrued salaries and wages	74,774	70,248
Accrued income and other taxes	24,431	11,824
Total current liabilities	622,936	534,550

Long-term debt, less current portion	740,454	775,456
Deferred taxes	157,983	155,871
Deferred credits and other liabilities	139,344	124,261
Total liabilities	1,660,717	1,590,138

Minority interest	45,455	38,926

Stockholders’ equity:
Common stock issued (117,073,260 and 116,941,126 shares)	11,707	11,694
Capital in excess of par value	336,100	327,387
Retained income	1,567,036	1,523,659
Other comprehensive income (loss)	258,165	171,162
Treasury common stock (17,422,771 and 16,422,771 shares)	(498,341)	(471,570)
Total stockholders’ equity	1,674,667	1,562,332

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,380,839	$3,191,396

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities
Net income	$88,746	$97,782
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	83,752	79,126
Minority interest in net income	2,828	1,678
Excess tax benefit from share-based payment arrangements	(52)	(5,767)
Stock award compensation	8,806	8,003
Deferred income taxes	(1,362)	2,615
Income of unconsolidated affiliated company	(885)	(625)
Loss (gain) on sales of property and equipment	905	(326)
Non-cash restructuring related activities	0	108
Changes in working capital, net of effects of acquisitions	(73,094)	(38,135)
Net change in deferred charges and credits	18,301	43,525

Net cash provided by operating activities	127,945	187,984

Cash flows from investing activities
Additions to property and equipment	(58,615)	(95,428)
Business acquisitions and adjustments, net of cash acquired	0	(97)
Proceeds from sales of property and equipment	1,222	7,611

Net cash used in investing activities	(57,393)	(87,914)

Cash flows from financing activities
Proceeds from issuance of long-term debt	15,773	12,087
Repayment of long-term debt	(17,726)	(17,890)
Net borrowing of commercial paper	43,750	30,550
Net (repayment) borrowing of short-term debt	(26,633)	1,095
Cash dividends paid to stockholders	(45,371)	(45,725)
Common stock purchased for the treasury	(26,771)	(39,186)
Excess tax benefit from share-based payment arrangements	52	5,767
Stock incentive programs and related withholdings	(1,364)	(14,932)

Net cash used in financing activities	(58,290)	(68,234)

Effect of exchange rates on cash and cash equivalents	11,342	9,320

Net increase in cash and cash equivalents	23,604	41,156

Cash and cash equivalents balance at beginning of year	147,409	112,160

Cash and cash equivalents balance at end of period	$171,013	$153,316

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Flexible Packaging operating profit	$88.9	$93.5	$167.5	$181.7

Pressure Sensitive Materials operating profit	$9.1	$10.2	$20.9	$24.4

General Corporate Expenses	$(11.5)	$(11.0)	$(24.5)	$(22.8)

Interest Expense	$(11.1)	$(12.7)	$(20.1)	$(25.1)

Minority Interest in Net Income	$(1.5)	$(1.1)	$(2.8)	$(1.7)

Income before Income Taxes	$73.9	$78.9	$141.0	$156.5